EXHIBIT 5.1

450 LEXINGTON AVENUE NEW YORK, NY 10017 212 450 4000 FAX 212 450 3800	MENLO PARK WASHINGTON, D.C. LONDON PARIS FRANKFURT MADRID TOKYO BEIJING HONG KONG

April 10, 2008

MSCI Inc.

88 Pine Street

New York, NY 10005

Ladies and Gentlemen:

MSCI Inc., a Delaware corporation (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”) 30,861,235 shares of its class A common stock, par value $0.01 per share (the “Shares”), as described in the Registration Statement. The Shares are to be offered and sold by stockholders of the Company identified in the Registration Statement.

We, as your counsel, have examined such documents and such matters of fact and law as we have deemed necessary for the purpose of rendering the opinion expressed herein. Based on the foregoing, we advise you that, in our opinion, when the Shares have been duly issued upon conversion of outstanding shares of class B common stock, par value $0.01 per share, such Shares will be validly issued, fully paid and non-assessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Validity of Common Stock” in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell